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EXHIBIT a.1.5

IMPROVENET, INC.

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF ITS COMMON STOCK
FOR CASH
AT A PURCHASE PRICE OF $0.14 NET PER SHARE

          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON JANUARY 2, 2003 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

December 4, 2002

To Our Clients:

        Enclosed for your consideration are an Offer to Purchase, dated December 4, 2002 (the "Offer to Purchase"), and a related Letter of Transmittal in connection with the offer by ImproveNet, Inc., a Delaware corporation (the "Company") to purchase for cash any and all outstanding shares of its common stock, $0.001 par value per share (the "Shares"), of the Company at a price of $0.14 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements hereto or thereto, collectively, constitute the "Offer").

        We are (or our nominee is) the holder of record of Shares held by us for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US OR OUR NOMINEE AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

        We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Your attention is invited to the following:

        1.    The tender price is $0.14 per Share, net to the seller in cash;

        2.    The Offer is being made for any and all outstanding Shares;

        3.    The Board of Directors has determined that the Offer is fair from a financial point of view to the stockholders of the Company. The Board of Directors recommends that the stockholders accept the offer and tender their Shares pursuant to the Offer;

        4.    The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on January 2, 2003, unless the Offer is extended; and

        5.    Tendering stockholders will not be obligated to pay brokerage fees, commissions or stock transfer taxes, except as otherwise provided in Instruction 6 of the Letter of Transmittal, with respect to the purchase of Shares by the Company pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

        The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Company will make a good faith effort to comply. If after such good faith effort, the Company cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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  EXHIBIT a.1.5